Exhibit 10.2

THIS AGREEMENT IS SUBJECT TO ARBITRATION

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of August, 2006, but effective as of the 1st day of July, 2006, by and between Digital Generation Systems, Inc., a Delaware corporation (the “Corporation”), and Neil Nguyen (the “Employee”).

WHEREAS, the Corporation and Employee are parties to an Employment Agreement made and entered into as of the 29th day of March, 2005 (the “Prior Agreement”), which sets forth the terms and conditions of Employee’s employment with the Corporation; and

WHEREAS, the Corporation and Employee desire to amend and restate the Prior Agreement on the terms and conditions as set forth herein;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.             Employment.  The Corporation hereby employs Employee in the capacity of Executive Vice President – Sales and Operations, or in such other position of the same or greater stature as the Corporation may direct or desire (provided that the Corporation may hereafter designate that the responsibility for operations may be assigned to another person), and Employee hereby accepts the employment, on the terms and subject to the conditions hereinafter set forth.

2.             Duties.  The Employee’s principal duties and responsibilities shall be to manage the Corporation’s sales and operations personnel or such other duties consistent with his position reasonably assigned to Employee from time to time by the Chief Executive Officer.  Employee agrees to perform such services and duties and hold such offices as may be reasonably assigned to him from time to time by the Corporation, consistent with his position, and to devote substantially his full time, energies and best efforts to the performance thereof to the exclusion of all other business activities, except any other activities as the Corporation may consent to in writing.  As the Corporation’s Executive Vice President – Sales and Operations, all operation and sales personnel shall report to Employee.

3.             Term.  The term of employment hereunder shall begin on the effective date hereof and continue for three (3) years unless earlier terminated as herein provided.

4.             Salary and Other Compensation.  As compensation for the services to be rendered by the Employee to the Corporation pursuant to this Agreement, the Employee shall be paid the following compensation and other benefits:

(a)           Base Salary.  $210,000 for the twelve months ending June 30, 2007, $230,000 for the twelve months ending June 30, 2008 and $240,000 for the twelve months ending June 30, 2009, each payable in equal bi-weekly installments or in accordance with the Corporation’s then standard practices, or such higher compensation as may be established by the Corporation from time to time (“Base Salary”).  Any increase in Base Salary shall automatically amend this Agreement to provide thereafter that Employee’s Base Salary shall not be less then the annual amount to which the Base Salary has been increased.  If the Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Corporation, the amount of salary that the Employee would be entitled to receive from the Corporation during the Partial Disability shall be decreased by the amounts of such payments.  “Partially Disabled,” for purposes of this subsection, means the inability because of any physical or emotional illness to perform his assigned duties under this Agreement for forty (40) hours per week.

(b)           Bonus.  Employee shall be eligible to receive an annual bonus, within 45 days after the end of each calendar year ending during the term of this Agreement, in an amount up to $75,000 per year, to be determined as provided pursuant to Exhibit A hereto.

(c)           Stock Options.  The Corporation may grant to the Employee options to purchase shares of the Corporation’s common stock under its then-existing stock option plan at the Corporation’s sole discretion.

(d)           Car Allowance.  The Corporation shall pay to the Employee a car allowance in an amount equal to $500 per month, in arrears, during the Employment Term.

(e)           Commission.  Employee shall receive a monthly bonus in an amount equal to all ADS revenues of the Corporation and its subsidiaries, multiplied by .0007, payable in accordance with the Corporation’s then standard practices; provided, however, that if all ADS revenues of the Corporation and its subsidiaries exceed the budgeted amount for any calendar month, an additional bonus equal to such revenues multiplied by .0003 will be payable for such calendar month.  The Corporation and the Employee shall negotiate in good faith regarding modifications to the foregoing rates for each calendar year following 2006 so that the rates for such calendar year may be adjusted, if acceptable to the Corporation and the Employee, by February 15 of each such year.

(f)            Employee Benefit Plans. The Employee shall be eligible to participate, to the extent he may be eligible, in any profit sharing, retirement, insurance or other employee benefit plan maintained by the Corporation.

5.             Life and Health Insurance.  The Corporation, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of the Employee in any amount or amounts considered advisable by the Corporation, and the Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.  The Corporation shall provide health insurance, including major medical coverage, for the Employee, as described in the “DG Medical Options” schedule, a copy of which has been provided to the Employee, which schedule may be modified from time to time in the discretion of the Corporation.  The Corporation shall be obligated to bear the expenses of the coverage contemplated by the previous sentence, to the extent provided in such schedule.

6.             Expenses.  The Corporation shall pay, or reimburse the Employee, for the reasonable and necessary business expenses of the Employee.

7.             Vacations and Leave.  The Employee shall be entitled to four (4) weeks paid vacation per year.

8.             Non-Disclosure of Confidential Information.  The Employee acknowledges that in and as a result of his employment by the Corporation, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Corporation’s patents, copyrights, proprietary information, trade secrets, systems, procedures, manuals, confidential reports, and lists of customers (which are deemed for all purposes confidential and proprietary), as well as the nature and type of services rendered by the Corporation, the equipment and methods used and preferred by the Corporation’s customers, and the fees paid by them.  As a material inducement to the Corporation to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that he shall not, at any time during or for three (3) years following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever any confidential information that has been obtained by, or disclosed to, him as a result of his employment by the Corporation.

9.             Reasonableness of Restrictions

(a)           The Employee has carefully read and considered the provisions of Section 8, and, having done so, agrees that the restrictions set forth in that Section are fair and reasonable and are reasonably required for the protection of the interests of the Corporation and its parent or subsidiary corporations, officers, directors, shareholders, and other Employees.

(b)           In the event that, notwithstanding the foregoing, any of the provisions of Section 8 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  In the event that any provision of Section 8 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

10.           Remedies for Breach of Employee’s Covenants of Non-Disclosure.  In the event of a breach or threatened breach of any of the covenants in Section 8, the Corporation shall have the right to seek monetary damages for any past breach and equitable relief, including specific performance by means of an injunction against the Employee or against the Employee’s partners, agents, representatives, servants, employers, employees, family members and/or any and all persons acting directly or indirectly by or with him, to prevent or restrain any such breach.

11.           Termination.  Employment of the Employee under this Agreement may be terminated:

(a)           By the Employee’s death.

(b)           If the Employee is Totally Disabled.  For the purposes of this Agreement, the Employee will be totally disabled if he is “totally disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Employee and the Employee has been declared to be totally disabled by the insurer for a period of three (3) consecutive months.  At a minimum, “totally disabled” shall mean that employee is unable to perform substantially all of his current duties for a continuous period of three (3) consecutive months, subject to compliance with all applicable state and federal laws relating to any requirement the Corporation may have to accommodate any such disability.

(c)           When the Employee reaches mandatory retirement age under any retirement policy applicable to all executive officers adopted by the Corporation.

(d)           By mutual agreement of the Employee and the Corporation.

(e)           By the dissolution and liquidation of the Corporation (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation whereby the business of the Corporation is continued).

(f)            By the Corporation for Just Cause.  This Agreement and the Employee’s employment with the Corporation may be terminated for Just Cause at any time in accordance with Section 11(g).  For purposes of this Agreement “Just Cause” shall mean only the following:  (i) habitual neglect of his material duties or failure to perform his material obligations under this Agreement, (ii) refusal or failure to follow lawful directives of the Board, (iii) commission of an act of fraud, theft, or embezzlement, or (iv) conviction of a felony or other crime involving moral turpitude;

provided, however, that Employee shall have thirty (30) days after written notice from the Corporation or its Board of Directors to remedy any actions alleged under subsection (i) or (ii) in the manner reasonably specified by the Board of Directors (or Compensation Committee thereof).  Should the Employee dispute whether he was terminated for Just Cause, then the Corporation and the Employee shall enter immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party.

(g)           Notice of Termination.  Any purported termination of the Employee’s employment by the Corporation for Just Cause shall be communicated by a written Notice of Termination to the Employee.  Such notice shall recite the facts and circumstances claimed to provide the basis for such termination and specify the Date of Termination. As used in this Agreement, “Date of Termination” shall mean the date specified in the Notice of Termination, which date shall not be less than thirty (30) nor more than sixty (60) days from the date the Notice of Termination is given.  If within thirty (30) days from the date the Notice of Termination is given, the Employee notifies the Corporation that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally resolved.  The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the Employee pursues the resolution of such dispute by entering immediately into binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association, the cost of which shall be borne by the non-prevailing party, except as otherwise required by law.

(h)           By Employee for Good Reason.  This Agreement and the Employee’s employment with the Corporation may be terminated for Good Reason at any time within ninety (90) days of the occurrence of Good Reason.  For purposes of this Agreement “Good Reason” shall mean only the following:  (i) Employee is required by the Corporation to move out of the State of California, (ii) the Corporation breaches any material provision of this Agreement and continues the breach without cure for thirty (30) days after receipt of written notice of the need to cure, (iii) a reduction in title below “Executive Vice President” or the assignment of responsibilities to the Employee inconsistent with such title or (iv) in the event of a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Corporation in which the successor to the Corporation’s business is any other entity, but either such successor does not assume this Agreement or the surviving entity terminates the employment of Employee within one (1) year of the change in control, other than for Just Cause.

(i)            At the end of the term provided in Section 3 above.

12.           Payments Upon Termination.  In the event Employee’s employment is terminated by the Corporation except for any reason covered by Sections 11(a) through 11(f) hereof, or Employee terminates his employment for Good Reason, the Corporation shall (a) pay to Employee the higher of (i) his Base Salary (and payment for accrued but unused vacation) otherwise payable to Employee through the term of this Agreement provided in Section 3 above or (ii) one year of Employee’s then annual Base Salary, in either case payable in equal bi-weekly installments or in accordance with the Corporation’s then standard practices.  If the Employee is terminated by the Corporation for any reason covered by Sections 11(a) through 11(f) hereof, or the Employee terminates his employment without Good Reason, the Employee shall be entitled to all arrearages of salary, expenses and accrued but unused vacation, as of the Date of Termination, but shall not be entitled to further compensation.

13.           Indemnification.  The Corporation shall pay for legal counsel of the Corporation’s choosing to defend and also shall fully indemnify Employee in connection with any claim, dispute or action arising from Employee terminating his current employment relationship and entering into the relationship with the Corporation contemplated by this Agreement.

14.           Resignation Upon Termination.  In the event of termination of this Agreement other than for death, the Employee hereby agrees to resign from all positions held in the Corporation, including without limitations any position as a director, officer, agent, trustee or consultant of the Corporation or any affiliate of the Corporation.

15.           Waiver.  A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.

16.           Governing Law.  This Agreement shall in all respects be subject to, and governed by, the laws of the State of California.

17.           Severability.  The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.

18.           Notice.  Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Corporation at its principal place of business and to the Employee at the address hereinafter set forth following the Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.

19.           Assignment.  This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.

20.           Amendments.  This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by the Corporation and the Employee.

21.           Entire Agreement.  This Agreement amends and restates in its entirety the terms and conditions of Employee’s employment with the Corporation, notwithstanding the terms and conditions of any previous employment agreement between the Corporation and Employee, including the Prior Agreement.  This Agreement, along with the Corporation handbook to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between the Employee and the Corporation with respect to the employment of the Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of the Employee by the Corporation not contained herein shall be of any force or effect.

22.           Burden and Benefit.  This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.

23.           References to Gender and Number Terms.  In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place where the context so requires.

24.           Headings.  The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

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IN WITNESS WHEREOF, the Corporation and Employee have duly executed this Agreement as of the day and year first above written.

CORPORATION:

DIGITAL GENERATION SYSTEMS, INC.

By:	/s/ SCOTT K. GINSBURG
Name:	Scott K. Ginsburg
Title:	Chief Executive Officer

Address for Notice:

Digital Generation Systems, Inc.
750 West John Carpenter Freeway
Suite 700
Irving, Texas 75039
Attention: Chief Financial Officer

EMPLOYEE:

/s/ NEIL NGUYEN
Neil Nguyen, individually

Signature Page